EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

NCO ANNOUNCES COMPLETION OF MERGER

HORSHAM, PA, November 15, 2006 - NCO Group, Inc. (“NCO” or the “Company”) (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today the completion of the acquisition of NCO by an entity controlled by One Equity Partners and its affiliates with participation by Michael J. Barrist, Chairman, President and Chief Executive Officer of the Company, and certain other members of executive management. Under the terms of the merger agreement, NCO shareholders are entitled to receive $27.50 in cash, without interest, for each share of NCO common stock that they hold. The transaction is valued at approximately $1.2 billion, including the assumption of debt. The Company previously announced the definitive merger agreement on July 24, 2006.

NCO common stock will cease to trade on the Nasdaq Global Select Market at the close of the market today and will be delisted. Under the terms of the merger agreement, NCO shareholders are entitled to receive $27.50 in cash, without interest, for each share (“merger consideration”) of NCO common stock that they hold. Mellon Investor Services, the paying agent, will mail a letter of transmittal and instructions to all NCO shareholders of record. The letter of transmittal and instructions will contain information on how to surrender NCO common stock in exchange for the merger consideration Shareholders of record should not surrender their stock certificates until they have completed the letter of transmittal. Shareholders who hold shares in “street name” through a bank or broker should contact such bank or broker to determine what actions they must take, if any, to have their shares converted into the merger consideration.

About NCO Group, Inc.

NCO Group, Inc. is a global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through 90 offices in the United States, Canada, the United Kingdom, Australia, India, the Philippines, the Caribbean and Panama.

About One Equity Partners

One Equity Partners (“OEP”) manages approximately $5 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. OEP’s investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt.

For further information contact:

NCO Investor Relations

(215) 441-3000

www.ncogroup.com

or

Mellon Investor Services

By Telephone – 9 a.m. to 6 p.m. New York Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:

1-800-777-3674 (Toll Free)

From outside the U.S.:

1-201-680-6579 (Collect)